EXHIBIT 99.1

GOODRICH PETROLEUM ANNOUNCES

THIRD QUARTER 2003 FINANCIAL AND OPERATING RESULTS

Houston, Texas—November 12, 2003. Goodrich Petroleum Corporation today announced financial and operating results for the third quarter ended September 30, 2003, and also provided an operational update on its recent drilling activities.

REVENUES.

Total revenues for the three months ended September 30, 2003 amounted to $7,995,000 versus $4,258,000 for the three months ended September 30, 2002. This increase resulted from a 40% increase in oil and gas production volumes, primarily due to added production from the Company’s Burrwood/West Delta field, as well as higher prices for oil and gas. In the third quarter of 2003, prices received by the Company were $5.04 per Mcf of gas and $27.34 per barrel of oil versus prices of $3.32 per Mcf of gas and $23.29 per barrel of oil in the third quarter of 2002.

Total revenues for the nine months ended September 30, 2003 amounted to $22,956,000 versus $13,266,000 for the nine months ended September 30, 2002. This increase resulted from a 16% increase in oil and gas production volumes, due to several successful well completions since the third quarter of 2002, as well as higher prices for oil and gas. In the nine months ended September 30, 2003, prices received by the Company were $5.13 per Mcf of gas and $29.23 per barrel of oil versus prices of $2.88 per Mcf of gas and $22.75 per barrel of oil in the nine months ended September 30, 2002.

NET INCOME.

In the three months ended September 30, 2003, the Company reported net income of $1,538,000, or $0.08 per share, compared to a net loss of $402,000 ($0.02 per share) in the prior year period. After giving effect to preferred stock dividends of $158,000, net income applicable to common stock was $1,380,000, or $0.08 per share, in the third quarter of 2003 compared to a net loss of $560,000 ($0.03 per share) in the prior year period.

In the nine months ended September 30, 2003, the Company reported net income, before cumulative effect of change in accounting principle, of $3,312,000, or $0.18 per share, compared to net income of $79,000, or $0.00 per share, in the prior year period. Due to the adoption of a new accounting standard for asset retirement obligations, the Company recorded a non-cash cumulative effect of change in accounting principle amounting to $205,000 ($0.01 per share) in the first quarter of 2003 reducing net income, before preferred stock dividends, to $3,107,000, or $0.17 per share. After giving effect to preferred stock dividends of $475,000, net income applicable to common stock was $2,632,000, or $0.15 per share, in the nine months ended September 30, 2003, compared to a loss of $402,000 ($.02 per share) in the prior year period.

CASH FLOW.

Net cash flow from operations, before changes in working capital, was $4,342,000 in the three months ended September 30, 2003 compared to $847,000 in the three months ended September 30, 2002. Net changes in current assets and current liabilities resulted in a further $328,000 increase in working capital in the three months ended September 30, 2003, compared to a decrease of $1,962,000 in the three months ended September 30, 2002 (see accompanying table for a reconciliation of net cash flow from operations before changes in working capital, a non-GAAP measure, to net cash provided by operating activities).

Net cash flow from operations, before changes in working capital, was $12,154,000 in the nine months ended September 30, 2003 compared to $1,858,000 in the nine months ended September 30, 2002. Net changes in current assets and current liabilities resulted in a $1,284,000 decrease in working capital in the nine months ended September 30, 2003 compared to a $1,159,000 decrease in the nine months ended September 30, 2002 (see accompanying table for a reconciliation of net cash flow from operations before changes in working capital, a non-GAAP measure, to net cash provided by operating activities).

CAPITAL EXPENDITURES.

Capital expenditures totaled $4,700,000 in the three months ended September 30, 2003, compared to $3,253,000 in the three months ended September 30, 2002. In the nine months ended September 30, 2003, capital expenditures totaled $15,371,000 as the Company participated in the drilling of six new wells in its Burrwood/West Delta and Lafitte fields (five of which were successfully completed), compared to $5,234,000 in the nine months ended September 30, 2002.

For the fourth quarter of 2003, the Company anticipates making capital expenditures totaling approximately $5 million, which includes the Company’s share of the follow-on exploration and development costs related to two recent non-producing property acquisitions in Louisiana. The Company expects to finance its capital expenditures out of operating cash flow and borrowing capacity under its senior credit facility.

OPERATIONS UPDATE. Burrwood/West Delta Fields. In late June 2003, the Company announced the successful completion of an exploratory well on its Tunney prospect, State Lease 17203 No.1, in the West Delta 83 field in Plaquemines Parish, Louisiana. The well was drilled and logged to a total depth of 16,753’ and encountered pay in the 10,100’, MQ and OJ sands. The well averaged a gross rate of approximately 6,200 Mcf of gas and 1,100 barrels of condensate per day in the three months ending September 30, 2003. The well is currently producing at a gross rate of approximately 11,000 Mcf of gas and 1,800 barrels of condensate per day due to the completed installation of additional surface and production equipment. The Company is the operator and owns an approximate 46% working interest in the well, however, a third party retains the option to convert an overriding royalty interest into a 25% working interest in the currently producing OJ reservoir at payout. In the event that the third party makes such an election at payout, the Company’s working interest would be reduced to approximately 34% in the OJ reservoir.

In late July 2003, the Company successfully completed an initial development well on its Sullivan Shallow prospect, State Lease 2227 et al No. 1, in the West Delta 83 field in Plaquemines Parish, Louisiana. The well was drilled and logged to a total depth of 7,540’ and encountered pay in the 6,000’, 6,900’ and 7,500’ sands. The well, is currently producing as a dual completion in the 6,000’ and 6,900’ sands at a combined gross daily rate of approximately 2,500 Mcf of gas and 60 barrels of condensate. The Company is the operator and owns an approximate 65% working interest in the well.

OTHER INFORMATION. In this press release, the Company refers to a non-GAAP financial measure called net cash flow from operations before changes in working capital because of management’s belief that this measure is a financial indicator of the Company’s ability to internally generate operating funds. Management also believes that this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry. Net cash flow from operations before changes in working capital should not be considered an alternative to net cash provided by operating activities, as defined by GAAP.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.

	Three Months Ended September 30,
	2003	2002
Selected Income Data

Total Revenues	$7,994,758	$4,258,020

Lease Operating Expense	1,290,878	1,779,529
Production Taxes	566,864	354,573
Depletion, Depreciation and Amortization	1,704,263	1,201,020
Exploration	384,501	285,947
General and Administrative	1,365,446	957,329
Interest Expense	324,148	217,933
Gain (Loss) on Sale of Asset	8,438	(80,393)

Income (Loss) Before Income Taxes	2,367,096	(618,704)
Income Taxes	828,483	(216,546)

Net Income (Loss)	1,538,613	(402,158)
Preferred Stock Dividends	158,366	158,366

Net Income (Loss) Applicable to Common Stock	$1,380,247	$(560,524)

Net Income (Loss) Per Common Share—Basic
Net Income (Loss)	$0.08	$(0.02)

Net Income (Loss) Applicable to Common Stock	$0.08	$(0.03)

Net Income (Loss) Per Common Share—Diluted
Net Income (Loss)	$0.07	$(0.02)

Net Income (Loss) Applicable to Common Stock	$0.07	$(0.03)

Average Common Shares (Basic)	18,113,947	17,914,325
Average Common Shares (Diluted)	20,587,056	17,914,325
Selected Cash Flow Data
Operating cash flow, before changes in working capital (non GAAP)	$4,342,347	$846,547
Net changes in working capital	328,328	(1,961,715)

Net cash provided by (used in) operating activities (GAAP)	$4,670,675	$(1,115,168)

Selected Operating Data

Net Natural Gas Produced (Mcf)	814,198	561,258
Average Price Per Mcf	$5.04	$3.32
Net Crude Oil Produced (Bbl)	141,843	101,951
Average Price Per Bbl	$27.34	$23.29

	Nine Months Ended September 30,
	2003	2002
Selected Income Data

Total Revenues	$22,955,977	$13,265,727

Lease Operating Expense	4,559,167	5,805,347
Production Taxes	1,613,727	1,156,321
Depletion, Depreciation and Amortization	4,889,893	4,052,194
Exploration	1,829,454	1,046,367
General and Administrative	3,992,792	3,177,356
Interest Expense	745,999	749,773
Gain (Loss) on Sale of Asset	(228,829)	2,843,808

Income Before Income Taxes	5,096,116	122,177
Income Taxes	1,783,640	42,762

Income Before Cumulative Effect	3,312,476	79,415
Cumulative Effect of Change in Accounting Principle	(205,293)	—

Net Income	3,107,183	79,415
Preferred Stock Dividends	475,098	481,387

Net Income (Loss) Applicable to Common Stock	$2,632,085	$(401,972)

Net Income (Loss) Per Common Share—Basic
Net Income Before Cumulative Effect	$0.18	$0.00
Cumulative Effect of Change in Accounting Principle	(0.01)	—

Net Income	$0.17	$0.00

Net Income (Loss) Applicable to Common Stock	$0.15	$(0.02)

Net Income (Loss) Per Common Share—Diluted
Net Income Before Cumulative Effect	$0.16	$0.00
Cumulative Effect of Change in Accounting Principle	(0.01)	—

Net Income	$0.15	$0.00

Net Income (Loss) Applicable to Common Stock	$0.13	$(0.02)

Average Common Shares (Basic)	18,042,332	17,840,491
Average Common Shares (Diluted)	20,363,832	17,840,491

Selected Cash Flow Data

Operating cash flow, before changes in working capital (non GAAP)	$12,153,578	$1,857,942
Net changes in working capital	(1,284,323)	(1,159,225)

Net cash provided by operating activities (GAAP)	$10,869,255	$698,717

Selected Operating Data

Net Natural Gas Produced (Mcf)	2,306,721	1,812,619
Average Price Per Mcf	$5.13	$2.88
Net Crude Oil Produced (Bbl)	366,310	346,808
Average Price Per Bbl	$29.23	$22.75